Exhibit 99.04

Resignation letter of Thomas Schulte

To the Board of Directors of Virco Mfg. Corporation:
I am resigning from the Board of Directors and as Chairman of the Audit Committee and as a member of the Governance and Nominating Committee of Virco Manufacturing Corporation effective as of May 7, 2014. In the spring of 2013, the outside directors determined by a vote of 7-0 that a change of leadership of the company was required and management initially agreed to certain of these changes. However, I believe that management was successful in changing the minds of three directors who originally agreed that a change was necessary. Two of these directors are prior long time executives of the company who worked for management and the third is a personal friend of the Chairman/CEO. At that time I became very concerned that the Board was not truly independent and was controlled by an inside group of directors. Nevertheless, I believed that if the Board members were to focus on business matters, we ould unite and work effectively to represent the interests of all shareholders. However, this proved not to be the case. Subsequent to the spring of 2013 management proposed a series of amendments ensuring directors (like myself), who posed a challenge to management, would find their positions eliminated and prospectively only candidates supported by management were likely to be elected. These amendments to the company’s corporate charter were supported and passed by the controlling inside group of directors. I hae since concluded I could not adequately represent the interests of all shareholders under this new Board structure. I believe that the reconstituted Board plan unanimously adopted by the Board resolves my concerns, and I am submitting my resignation so that this plan can be placed in effect.
Respectfully,
Tomas J. Schultd 03481-0001 258229.1